APPENDIX F

CODE OF ETHICS

Adopted April 11, 2013

I.           INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in private funds managed by the Adviser (“clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first.  We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All personnel of the Adviser must also comply with all state and federal securities laws.  In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code of Ethics”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to this Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.           DEFINITIONS

1.
Access Person means any partner, officer, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.
Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

5.	Personal Account means any account in which a Covered Person has any beneficial ownership.

6.
Reportable Security means a security as defined in section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)           Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)           Shares issued by money market funds and exchanged traded funds;

(iv)
Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

III.           APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons.  This Code of Ethics applies to all Personal Accounts of all Covered Persons.  A Personal Account also includes an account maintained by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.           RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.
General.  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.
Preclearance of Transactions in Personal Account.  A Covered Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction in his or her Personal Account.  The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients.  A request for preclearance must be made by submitting an electronic mail to the Compliance Officer stating the issuer and class of security in advance of the contemplated transaction.

Any approval given under this paragraph will remain in effect for 24 hours.

3.	Short Sales. Short sales of securities that are approved by the Compliance Officer are permitted.

4.
Initial Public Offerings.  A Covered Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering without prior written approval of the Compliance Officer.

5.
Private Placements and Investment Opportunities of Limited Availability.  A Covered Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval.  The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

6.
Service on Boards of Directors; Other Business Activities.  A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service.  Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.  At the time a Covered Person submits the initial holdings report in accordance with Section VI(3) of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role.  A Form of Report on Outside Business Activities is attached as Attachment D.

7.
Gifts.  A Covered Person is prohibited from using his or her position at the Adviser to obtain an item of value from any person or company that does business with the Adviser.  Covered Persons are prohibited from accepting any gift greater than $250 in value from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.  In addition to the requirements discussed in this section, each Covered Person must comply with applicable laws, including but not limited to the U.S. Foreign Corrupt Practices Act, the Anti-Bribery Act in the United Kingdom and local laws that may limit or prohibit the provision and/or acceptance of gifts and entertainment in certain circumstances, and adhere to any gift and entertainment constraints imposed when a Covered Person is deemed by applicable laws, rules or regulations to be a placement agent or lobbyist or otherwise subject to “pay-to-play” provisions.

8.
Management of Non-Adviser Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client.  The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.           EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements.  The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section.  Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV(2):

1.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.           Purchases or sales pursuant to an Automatic Investment Plan;

3.           Transactions in securities that are not Reportable Securities; and

4.
Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI. REPORTING

1.
Duplicate Copies of Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person's account in which any Reportable Securities are held to supply the Compliance Officer with:

•	the Covered Person's monthly and quarterly brokerage statements

2.
New Accounts.  Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.	Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer including:

a.	the names of any brokerage firms or banks where the Covered Person has an account in which ANY securities are held.

b.	a statement from each bank or broker account detailing each security held.

c.
The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.  Covered Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment B.

4.
Exceptions to Reporting Requirements.  A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.	Covered Persons must report immediately any suspected violations to the Compliance Officer.

6.	Transactions Subject to Review. The Reportable Securities transactions reported on the Broker's Confirmations will be reviewed and compared against client Reportable Securities transactions.

VII.           RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker's Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance requests, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years.  Such list is attached as Appendix A1.

All Broker’s Confirmations, preclearance electronic mails and periodic statements of Covered Persons may be kept electronically in a computer database.

VIII.           OVERSIGHT OF CODE OF ETHICS

1.
Acknowledgment.  The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics.  All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment C or such other form as may be approved by the Compliance Officer.

2.
Review of Transactions.  Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities, if any.  Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the senior management of the Adviser.  The Portfolio Manager of the Adviser will review the Compliance Officer’s transactions and preclearance requests.

3.
Sanctions.  Adviser’s senior management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.  The Compliance Officer may also be compelled (pursuant to an agreement or otherwise) to report any violation of this Code of Ethics to a client (i.e., an investment company registered under the Investment Company Act of 1940, as amended).

4.
Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law.  The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

IX.           PRIVACY POLICY

1.	Confidential Client Information

The Adviser must conduct its business in accordance with the requirements and restrictions imposed by SEC Regulation S-P and Title V of the Gramm-Leach-Bliley Act of 19991 (together, the “Privacy Rules”) in respect of maintaining the security of any client information, which the Adviser and its employees may obtain from time to time.  In the course of the Adviser’s investment advisory activities, the Adviser may gain access to various information about its clients.  All information regarding the Adviser’s clients that is not otherwise publicly available is deemed confidential, including a person's status as a client, personal financial and account information, the allocation of assets in a client account’s portfolio, the composition of investments in any client account portfolio, information relating to services performed for, or transactions entered into on behalf of, clients, advice provided by the Adviser to its clients, and data or analyses derived from any such personal information (collectively referred to as “Confidential Client Information”).

1 Effective 6/1/2010, SEC Regulation S-AM requires expanded confidentiality, privacy and safeguarding policies and procedures for marketing by ‘covered persons’ (e.g., investment advisers) among affiliated firms unless certain conditions are met.  Currently, the Adviser is an independent firm and has no affiliated parent or subsidiary firms.

The Adviser has established this privacy policy to seek to comply with the applicable Privacy Rules.  All Confidential Client Information, whether relating to the Adviser’s current or former clients, is subject to this privacy policy.  Any doubts about the confidentiality of information must be resolved in favor of maintaining confidentiality.

2.	Employee Duty to Protect Client Information

In order to protect the security of Confidential Client Information, all employees have a duty to protect Confidential Client Information from unauthorized access or use.  In seeking to satisfy this duty, all employees must conform their day-to-day activities to the following guidelines:

•
Employees may use Confidential Client Information solely to perform their duties for the Adviser.  They may not use Confidential Client Information to engage in trading for their own account or to advise relatives, friends or other persons trading in securities.  Employees are further required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day.

•
Employees must communicate Confidential Client Information only to other Employees and authorized agents (such as attorneys representing the Adviser or the client during a transaction) who have a legitimate business reason to know the information, including delivery of services to the client, and who have no responsibilities or duties known to the employee that could give rise to a conflict of interest.

•
Employees must not disclose Confidential Client Information to any person outside the Adviser and its affiliates (including family members), or use it if the employee cannot identify a legitimate business reason to disclose or use such information, or permit any third party to use it, without first obtaining prior approval from the Compliance Officer or senior management.

•
Employees must exercise care when sending or discussing Confidential Client Information on voicemail, electronic mail, mobile or cordless phones, fax machines or message services.  Employees must ensure they are using correct electronic mail addresses or telephone extension numbers.

•	All electronic or computer files containing any Confidential Client Information must be password secured and firewall protected from access by unauthorized persons;

•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

•
Employees are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with the Adviser, must return all such documents to the Adviser.

•
All Employees are prohibited, after the termination of their employment with the Adviser, from disclosing Confidential Client Information to any person or entity outside the Adviser, except upon prior consent of the Compliance Officer.

Any Employee who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not the employee benefited from the disclosed information.  If any employee suspects or becomes aware of any violation of the Adviser's policies designed to protect Confidential Client Information or an anticipated unauthorized use of Confidential Client Information, he or she must immediately notify the Compliance Officer.

           Permissible Disclosure of Client Information

The Adviser does not share with or disclose to third parties any Confidential Client Information, except in the following circumstances:

•
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.  The Adviser requires that any financial intermediary, agent or other service provider utilized by the Adviser (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by the Adviser only for the performance of the specific service requested by the Adviser;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over the Adviser, or as otherwise required by any applicable law.  In the event the Adviser is compelled to disclose Confidential Client Information, the Adviser will provide prompt notice to the clients affected, so that they may seek a protective order or other appropriate remedy.  If no protective order or other appropriate remedy is obtained, the Adviser will seek to disclose only such information, and only in such detail, as is legally required; and

•	To the extent reasonably necessary to prevent fraud, money laundering, unauthorized transactions or liability.

Confidential Client Information may only be disclosed when the disclosure is consistent with this policy and our Client's direction.

X.           CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.